Exhibit 16.1

grant thornton llp 757 Third Ave., 9th Floor New York, NY 10017-2013 D +1 212 599 0100 F +1 212 370 4520 S linkd.in/grantthorntonus twitter.com/grantthorntonus	April 23, 2019 U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549

Re:      Hunt Companies Finance Trust, Inc.

            File No. 001-35845

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of Hunt Companies Finance Trust, Inc. dated April 19, 2019, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ GRANT THORNTON LLP

“Grant Thornton” refers to Grant Thornton LLP, the U.S. member firm of Grant Thornton International Ltd (GTIL), and/or refers to the brand under which the GTIL member firms provide audit, tax and advisory services to their clients, as the context requires. GTIL and each of its member firms are separate legal entities and are not a worldwide partnership. GTIL does not provide services to clients. Services are delivered by the member firms in their respective countries. GTIL and its member firms are not agents of, and do not obligate, one another and are not liable for one another’s acts or omissions. In the United States, visit GT.COM for details.

GT.COM	U.S. member firm of Grant Thornton International Ltd